Exhibit 5.1

Our ref	DLK/665661-000001/6421499v2
Direct tel	+852 2971 3006
Email	derrick.kan@maplesandcalder.com

LightInTheBox Holding Co., Ltd.
Building 2, Area D, Floor 1-2, Diantong Times Square
No.7 Jiuxiangqiao North Road
Chaoyang District, Beijing 100020
People’s Republic of China

October 18, 2013

Dear Sirs

LightInTheBox Holding Co., Ltd.

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to LightInTheBox Holding Co., Ltd. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended (the “Act”) of an aggregate amount of 2,116,002 ordinary shares of par value US$0.000067 each in the share capital of the Company (the “Shares”) for issuance pursuant to the Company’s Amended and Reinstated 2008 Share Incentive Plan (the “Plan”).

We have reviewed the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any individual or committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

This opinion is subject to the qualification that under the Companies Law (2012 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2012 Revision) directs or authorises to be inserted therein.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder

Maples and Calder